EXHIBIT 3.1
AMERICAN HEALTHCARE REIT, INC.

ARTICLES OF AMENDMENT (REVERSE STOCK SPLIT)

American Healthcare REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that, upon the Effective Time (as defined below), every four shares of Class T Common Stock of the Corporation (the “Class T Common Stock”), $0.01 par value per share, issued and outstanding immediately prior to the Effective Time shall automatically be changed into one issued and outstanding share of Class T Common Stock, $0.04 par value per share, and every four shares of Class I Common Stock of the Corporation (the “Class I Common Stock” and, together with the Class T Common Stock, the “Common Stock”), $0.01 par value per share, issued and outstanding immediately prior to the Effective Time shall automatically be changed into one issued and outstanding share of Class I Common Stock, $0.04 par value per share, in each case without any further action by the Corporation or the holder thereof.

SECOND: The amendment to the Charter as set forth above has been approved by at least a majority of the entire Board of Directors and the amendment is limited to a reverse stock split authorized by the Maryland General Corporation Law (the “MGCL”) to be effected without action by the stockholders pursuant to Section 2-309(e) of the MGCL.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 12:00 p.m. Eastern Time, on November 15, 2022 (the Effective Time”).

FIFTH: The undersigned acknowledges the foregoing Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Assistant General Counsel and Secretary on this 15th day of November, 2022.

ATTEST:	AMERICAN HEALTHCARE REIT, INC.

/s/ Cora Lo	By:	/s/ Danny Prosky
Name: Cora Lo		Name: Danny Prosky
Title: Assistant General Counsel and Secretary		Title: Chief Executive Officer and President